Exhibit 99.3

Contact: Phone:	Heather Van Ness Roche (973) 562-2203

Contact: Phone:	Robin Fastenau Trimeris, Inc. (919) 419-6050

Contact: Phone:	Mike Nelson Manning Selvage & Lee (212) 213-7620

Preliminary 48-week Results Show Longer Term Response in HIV Patients Treated With FUZEON™ (enfuvirtide), First Fusion Inhibitor

EU Regulatory Authority Issues Positive Opinion on FUZEON

NUTLEY, N.J., and DURHAM, N.C. (March 20, 2003) – Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced top-line details of preliminary 48-week data from the combined Phase III studies of FUZEON™ (enfuvirtide) referred to in a positive opinion adopted by the European Committee for Proprietary Medicinal Products (CPMP) recommending marketing authorization for FUZEON in the EU. With the CPMP’s positive opinion, FUZEON will now be considered for approval by the European Commission. FUZEON was approved by the U.S. Food and Drug Administration (FDA) last week. Submissions for marketing authorization have also been made in Australia, Canada and Switzerland.

At the request of Health Authorities a preliminary analysis of the combined TORO 1 and 2 studies has been conducted at week 48 to determine the durability of response to FUZEON. The preliminary 48 week analysis shows that patients taking FUZEON in combination with an individualized regimen of anti-HIV drugs continue to show a significantly greater reduction in HIV to below detection of less than 400 copies/ml (30 percent) compared to the individualized regimen only control arm (12 percent) In addition, 80 percent of patients in the FUZEON-containing arm who achieved a reduction in HIV to below detection at 24 weeks maintained this response at 48 weeks. Significantly fewer patients on the control arm achieved a reduction in HIV to below detection by week 24, and of these 68 percent maintained this response at week

48. These longer-term results build upon the positive 24-week results that were presented at the International AIDS Conference in July 2002.

“This preliminary data is encouraging. There is a tremendous need for new HIV therapies to combat the virus in new ways,” said Dr. Joseph Eron, Associate Professor of Medicine, University of North Carolina, Chapel Hill.

Roche and Trimeris are planning to present the full and final 48-week results at an upcoming international HIV conference. While it is possible that there may be some differences between these preliminary results and the final analysis of the full 48-week data, these preliminary results appear to confirm the 24-week results.

Study Design

TORO 1 (T-20 vs. Optimised Regimen Only) and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 patients at 112 centers internationally. Patients in the trials were treatment-experienced and/or had documented resistance to each of the three classes of currently available antiretrovirals. In addition, each patient was required to have a HIV level of greater than 5,000 copies/mL.

At entry, genotypic and phenotypic resistance testing was used to aid in the selection of an antiretroviral regimen, consisting of three to five drugs, including if appropriate, up to two newly approved or investigational drugs. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON or the regimen alone. Patients randomized to FUZEON receive FUZEON administered as one 90 mg subcutaneous self-injection twice-daily.

More About FUZEON

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and individualized regimen alone. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases. In addition, an increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. Roche’s objective is to provide tailored treatment solutions and an improved standard of care worldwide for people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care company that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON™, just approved by the FDA, is the first in a new class of anti-HIV drugs called fusion inhibitors. A Marketing Authorisation Application (MAA) has also been submitted for FUZEON in the European Union. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form S-3 filed with the Securities and Exchange Commission on September 27, 2002 and its periodic reports filed with the SEC.

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